                        AMENDMENT NO. 1 TO BY-LAWS OF

                    OPPENHEIMER INTERNATIONAL GROWTH FUND

                          Dated as of June 16, 2005

1.    The By-Laws of Oppenheimer  International  Growth Fund, a  Massachusetts
business  trust (the "Trust"),  are hereby  amended by replacing  Section 6 of
Article 1 thereof with the following:

      Section  6.  Quorum,   Adjournment  of  Meetings.  Except  as  otherwise
required by the  Declaration of Trust,  1940 Act or other  applicable law, the presence  in person or by proxy of  one-third  of the Shares  entitled to vote shall be a quorum for the transaction of business at a Shareholders'  meeting, provided,  however,  that if any action to be taken by the  Shareholders  of a
Series or Class  requires an  affirmative  vote of a majority,  or more than a majority,  of the Shares  outstanding  and entitled to vote, then with respect to voting on that  particular  issue the presence in person or by proxy of the holders of a majority of the Shares  outstanding  and entitled to vote at such a meeting  shall  constitute  a quorum for the  transaction  of business  with respect to such issue.

2.    The  By-Laws of the Trust,  as amended by this  Amendment  No. 1, hereby remain in full force and effect.

      IN  WITNESS  WHEREOF,  I hereby set my hand as of this 16th day of June,
2005.

                                    /s/Phillip S. Gillespie
                                    Phillip S. Gillespie
                                    Secretary